SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

May 5, 2004

Date of report (Date of earliest event reported)

MATRIA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-20619 (Commission File Number)	58-2205984 (IRS Employer Identification No.)

1850 Parkway Place
Marietta, GA 30067
(Address of principal executive offices)

(770) 767-4500
(Registrant’s telephone number, including area code)

SIGNATURE
EXHIBIT INDEX
EX-4.1 INDENTURE, DATED MAY 5, 2004
EX-10.1 REGISTRATION RIGHTS AGREEMENT

Item 5. Other Events and Required FD Disclosure

     On May 5, 2004, Matria Healthcare, Inc. (the “Company”) closed on the sale and issuance by the Company of $75 million aggregate principal amount of the Company’s 4.875% Convertible Senior Subordinated Notes due 2024 (the “Notes”). The transaction resulted in proceeds to the Company, net of the initial purchaser’s discount and estimated offering expenses, of approximately $72.3 million. The Notes were sold to the initial purchaser in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

     The Notes will be convertible into shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), at an initial conversion rate, subject to adjustment, of 33.9153 shares per $1,000 principal amount of Notes (representing an initial conversion price of approximately $29.49 per share) under the following circumstances:

•	during any calendar quarter after the calendar quarter ending June 30, 2004, if the closing sale price of the Common Stock for each of 20 or more consecutive trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 125% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

•	during the five business day period after any five consecutive trading day period (the “Note Measurement Period”) in which the average trading price per $1,000 principal amount of Notes was equal to or less than 97% of the average conversion value of the Notes during the Note Measurement Period, unless the Notes are surrendered after May 1, 2019 and, on any trading day during the Note Measurement Period, the closing sale price of the Common Stock was between 100% and 125% of the then current conversion price;

•	upon the occurrence of specified corporate transactions, as provided in the Indenture; or

•	if the Notes are called for redemption by the Company.

     Before May 1, 2009, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes, plus a “make-whole” payment, if the closing sale price of the Common Stock reaches certain levels and other conditions are satisfied. The Company may, at its option, and subject to certain conditions and exceptions, pay the make-whole payment in cash, shares of Common Stock or a combination of cash and shares of Common Stock. On or after May 1, 2009, the Company may from time to time redeem the Notes, at its option, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date.

     Furthermore, on each of May 1, 2009, May 1, 2014 and May 1, 2019, holders of the Notes may require the Company to purchase all or a portion of their Notes at a purchase price in cash equal to 100% of the principal amount of Notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. Holders of the Notes may also require the Company to repurchase all or a portion of their Notes for cash upon a repurchase event, as provided for in the Indenture, at a repurchase price equal to 100% of the principal amount of the

Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

     Assuming certain conditions are satisfied as set forth in the Indenture, the Notes will be guaranteed by certain of the Company’s domestic subsidiaries upon completion of the Company’s pending tender offer for its outstanding 11% Series B Senior Notes due 2008 (the “11% Senior Notes”).

     The Company has committed to use the net proceeds from the offering of the Notes to repurchase 11% Senior Notes tendered pursuant to the tender offer and consent and waiver solicitation it commenced on March 29, 2004. Pending the purchase of the 11% Senior Notes pursuant to the tender offer, the net proceeds of the offering will be held in escrow for the benefit of the holders of the 11% Senior Notes. The tender offer is currently scheduled to expire at 12:00 noon on May 28, 2004, unless extended.

     The Notes were issued pursuant to and are governed by an Indenture dated as of May 5, 2004 among the Company, the Company’s subsidiary guarantors named therein, and Wells Fargo Bank, N.A., as Trustee (the “Indenture”). The Company has granted to the holders of the Notes pursuant to a Registration Rights Agreement dated as of May 5, 2004 among the Company, the Company’s subsidiary guarantors named therein and the initial purchaser certain rights to require the Company to register the resale of the Notes and the underlying Common Stock under the Securities Act (the “Registration Rights Agreement”). The foregoing description of the Indenture and the Registration Rights Agreement are qualified in their entirety by reference to the full terms and provisions of those agreements as set forth in the Indenture and the Registration Rights Agreement. Copies of the Indenture and the Registration Rights Agreement are filed as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits

     (a) Not applicable

     (b) Not applicable.

     (c) Exhibits.

4.1	Indenture, dated May 5, 2004, among Matria Healthcare, Inc., the Company’s subsidiary guarantors named therein and Wells Fargo Bank, N.A.

10.1	Registration Rights Agreement, dated May 5, 2004, by and among the Company, the Company’s subsidiary guarantors named therein and UBS Securities LLC.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRIA HEALTHCARE, INC.

By:	/s/ Parker H. Petit

Parker H. Petit Chairman and Chief Executive Officer

Date: May 6, 2004

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits
4.1	Indenture, dated May 5, 2004, among Matria Healthcare, Inc., the Company’s subsidiary guarantors named therein and Wells Fargo Bank, N.A.

10.1	Registration Rights Agreement, dated May 5, 2004, by and among the Company, the Company’s subsidiary guarantors named therein and UBS Securities LLC.